UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2019

Strategic Storage Trust IV, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55928 Commission File Number)	81-2847976 (IRS Employer Identification No.)

10 Terrace Road

Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On June 27, 2019, Strategic Storage Trust IV, Inc. (the “Registrant”), through its operating partnership, Strategic Storage Operating Partnership IV, L.P. (the “Operating Partnership”), and certain affiliated entities (collectively, the “Borrower”), entered into an amended and restated credit agreement (the “Amended KeyBank Credit Agreement”) with KeyBank, National Association (“KeyBank”), as administrative agent and KeyBanc Capital Markets, LLC, as sole book runner and sole lead arranger. The Amended KeyBank Credit Agreement replaced the Registrant’s term credit facility with KeyBank. Please see Item 2.03 below for a description of the Amended KeyBank Credit Facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Under the terms of the Amended KeyBank Credit Agreement, the Borrower has an initial maximum borrowing capacity of $55 million. On June 27, 2019, $43 million was drawn on the Amended KeyBank Credit Agreement to repay in full the outstanding balance on the term credit facility with KeyBank. It is anticipated that the Amended KeyBank Credit Agreement will be used by the Borrower to fund future self storage property acquisitions of the Registrant. The Amended KeyBank Credit Agreement may be increased by up to an additional $245 million, to a maximum credit facility size of $300 million, in minimum increments of $20 million, which KeyBank will arrange on a best efforts basis.

The Amended KeyBank Credit Agreement is a revolving loan with an initial term of three years, maturing on June 27, 2022, with two one-year extension options subject to certain conditions outlined further in the Amended KeyBank Credit Agreement. Monthly payments due pursuant to the Amended KeyBank Credit Agreement are interest-only and the principal balance is due at maturity. The Amended KeyBank Credit Agreement bears interest based on the type of borrowing. The ABR Loans bear interest at the lesser of (x) the Alternate Base Rate (as defined in the Amended KeyBank Credit Agreement) plus the Applicable Rate, or (y) the Maximum Rate (as defined in the Amended KeyBank Credit Agreement). The Eurodollar Loans bear interest at the lesser of (a) the Adjusted LIBO Rate (as defined in the Amended KeyBank Credit Agreement) for the Interest Period in effect plus the Applicable Rate, or (b) the Maximum Rate (as defined in the Amended KeyBank Credit Agreement). The Applicable Rate means the percentage rate corresponding to the Registrant’s total leverage, which are as follows for Eurodollar Loans: (1) 225 basis points with a total leverage ratio greater than or equal to 55%; (2) 200 basis points with a total leverage ratio greater than or equal to 45% but less than 55%; (3) 175 basis points with a total leverage ratio greater than or equal to 35% but less than 45%; and (4) 150 basis points with a total leverage ratio less than 35%. On June 27, 2019, the interest rate was approximately 3.9% which was based on the LIBO Rate plus 150 basis points.

The Borrower paid certain fees to the lenders in connection with the Amended KeyBank Credit Agreement. The Borrower will also pay KeyBank an annual administrative fee of $35,000, payable quarterly, and an Unused Commitment Fee (as defined in the Amended KeyBank Credit Agreement), payable quarterly.

The Amended KeyBank Credit Agreement is fully recourse, jointly and severally, to each of the Borrowers and is secured by cross-collateralized first mortgage liens on 15 Mortgaged Properties (as defined in the Amended KeyBank Credit Agreement). The Amended KeyBank Credit Agreement may be prepaid or terminated at any time without penalty, provided, however, that the Lenders shall be indemnified for any breakage costs. Pursuant to that certain guaranty (the “KeyBank Guaranty”), dated as of June 27, 2019, in favor of the Lenders, the Registrant serves as a guarantor of all obligations due under the Amended KeyBank Credit Agreement.

Under certain conditions, the Borrower may cause the release of one or more of the properties serving as collateral for the Amended KeyBank Credit Agreement, provided that no default or event of default is then outstanding or would reasonably occur as a result of such release, and after taking into account any prepayment of outstanding Loans (as defined in the Amended KeyBank Credit Agreement) necessary to maintain compliance with the financial covenants. The Amended KeyBank Credit Agreement contains: customary affirmative, negative and financial covenants; agreements; representations; warranties and borrowing conditions; and events of default all as set forth in such loan documents. In particular, the Amended KeyBank Credit Agreement imposes certain requirements on the Borrower such as a minimum Debt-Service-Coverage-Ratio, maximum Loan-to-Value Ratio, minimum number of Mortgaged Properties and minimum required Pool Value for the Mortgaged Properties (capitalized terms are as defined in the Amended KeyBank Credit Agreement). The Amended KeyBank Credit Agreement imposes certain requirements on the Registrant such as a maximum Total Leverage Ratio, a minimum

Tangible Net Worth, a minimum Fixed Charge Ratio and a required Interest Rate Protection (capitalized terms are as defined in the Amended KeyBank Credit Agreement). The Amended KeyBank Credit Agreement is fully recourse to the Registrant and the Operating Partnership.

The description of the Amended KeyBank Credit Agreement above is qualified in its entirety by the Amended KeyBank Credit Agreement and the KeyBank Guaranty attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)Exhibits.

10.1Amended KeyBank Credit Agreement

10.2KeyBank Guaranty

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST IV, Inc.

Date: July 3, 2019	By:	/s/ Matt F. Lopez
Matt F. Lopez
Chief Financial Officer and Treasurer